Exhibit 4.2

CITIZENS INDEPENDENT BANCORP, INC.

WARRANT CERTIFICATE

Warrant No. ____	_______ __, 2013

Void After Expiration under the Terms Herein

This Certifies That, for value received, ___________________________ or his, her or its assigns (“Holder”) is entitled to subscribe for and purchase from Citizens Independent Bancorp, Inc., an Ohio corporation (the “Company”), during the Exercise Period (as defined below), ______ common shares, without par value, of the Company (the “Shares”) at an exercise price equal to 90% of the book value of a Company common share as reflected on the books of the Company on the last day of the month prior to the warrant exercise date (the “Exercise Price”), subject to adjustment as provided herein. This warrant (this “Warrant”) is being issued in connection with the Company’s offering of up to a maximum of _______ common shares at a purchase price of $____ per share (the “Stock Offering”) pursuant to the terms of the Company’s Prospectus dated _________________, 2013 (the “Prospectus”). As described in the Prospectus, all purchasers of the common shares in the Stock Offering receive, at no additional charge, one Warrant to purchase one Share for each two common shares purchased in the Stock Offering. The Holder represents and warrants that the Holder has received and read the Prospectus.

1.          Exercise of Warrant. The rights represented by this Warrant may be exercised in whole or in part at any time until _________, 2015 (the “Exercise Period”) by Holder’s delivery of the following to the Company at its address set forth below (or at such other address as it may designate by notice in writing to Holder):

(a)          an executed Notice of Exercise in the form attached hereto;

(b)          payment of the Exercise Price for each Share for which this Warrant is being exercised, in cash or by check; and

(c)          this Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Shares so purchased, registered in the name of Holder or persons affiliated with Holder, if Holder so designates, shall be issued and delivered to Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised. In the event of the exercise to purchase fewer than all of the Shares that may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder a new warrant of like tenor for the balance of the Shares purchasable under this Warrant.

The person in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such Shares on the date on which this Warrant was surrendered to the Company and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates.

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2.          Covenants of the Company. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved a sufficient number of Company common shares to provide for the exercise of the rights represented by this Warrant.

3.          Representations, Warranties and Covenants of Holder. Holder understands that this Warrant is not transferable and that Holder cannot effect a transfer of all or any part of this Warrant.

4.          Adjustment of Exercise Price and Number and Kind of Securities or Property Purchasable upon Exercise. The number of Shares purchasable upon exercise of this Warrant (or other securities or property at the time purchasable upon exercise of this Warrant) and the Exercise Price therefor, are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised; provided, however, that no such adjustment shall be made as a result of any such event if the terms of the Shares treat Holder as if Holder was a holder of the Shares as of the date of such event:

4.1           Adjustment for Stock Splits, Share Dividends, Recapitalizations, etc. The Exercise Price, if not already reflected, and the number of Shares purchasable upon exercise of this Warrant (or other securities or property at the time purchasable upon exercise of this Warrant) shall each be proportionally adjusted to reflect any share dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding common shares (or such other securities).

4.2           Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or of any other entity, the securities of which are at the time purchasable on the exercise of this Warrant), or in case the Company (or any such entity) shall consolidate with or merge into another entity or convey all or substantially all of its assets to another entity, then, and in each such case, the Company (or such entity) may, in its sole discretion, take such actions as it deems necessary or desirable with respect to this Warrant, if not previously exercised in full, to provide for the payment of an amount in cash, securities or other property in exchange for the cancellation of this Warrant. The Board of Directors of the Company (or such entity) shall determine the form of the payment in its sole discretion and shall determine the amount of such cash, securities or other property in good faith in order to have the value of the payment in exchange for the cancellation of this Warrant equal the difference between (a) the value of the cash, securities and property received by holders of outstanding common shares of the Company (or of any other entity, the securities of which are at the time purchasable on the exercise of this Warrant) in such reorganization, consolidation or merger for each outstanding Share and (b) the Exercise Price per Share, multiplied by the number of Shares remaining subject to this Warrant, as if this Warrant were exercised at the close of business on the date immediately preceding the effective date of such reorganization, consolidation, merger or conveyance.

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4.3           Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Company (other than in connection with a reorganization, consolidation, merger or conveyance of all or substantially all of its assets), the right to exercise this Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Shares. The Company shall cause a notice to be mailed to each Holder at least twenty days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected the holders of Shares of record shall be entitled to exchange their Shares for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise the Warrant pursuant to the terms of Section 1 hereof, during such twenty day period and, thereby, receive consideration on the same basis as other previously outstanding common shares. The Company’s failure to give notice required by this Subsection 4.3 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

4.4           Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities or property purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify Holder of such event and of the number and kind of securities or property thereafter purchasable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

4.5           No Change Necessary. The form of this Warrant need not be changed because of any adjustment provided in this Section 4.

5.          Fractional Shares. No fractional Shares (or fractions of any other securities that may be purchased upon the exercise of this Warrant) shall be issued upon the exercise of this Warrant or as a consequence of any adjustment pursuant hereto. All Shares or other securities (including fractions) issuable upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fraction of a Share or other security. If, after aggregation, the exercise would result in the issuance of a fraction of a Share or other security, the Company shall, in lieu of issuance of any fraction, pay Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the Exercise Price (as may have been adjusted pursuant to the terms of this Warrant) by such fraction.

6.          No Shareholder Rights Prior to Exercise. This Warrant shall not entitle Holder to any voting rights or other rights as a shareholder of the Company.

7.          Amendment and Waiver. This Warrant may not be amended and the observance of any term may not be waived with respect to Holder without the written consent of Holder unless such amendment or waiver applies on its face to all Holders in the same manner. Upon the effectuation of such amendment or waiver in conformance with this Section 7, the Company shall promptly give written notice thereof to the record holders of the Warrants who have not previously consented thereto in writing.

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8.          Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

9.          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All such notices shall be sent to the Company at the address or facsimile number listed on the signature page of this Warrant, and to Holder at the address or facsimile number set forth in the record of the Company, or at such other address as the Company or Holder may designate by ten days’ advance written notice to the other party hereto.

10.         Acceptance. Receipt of this Warrant by Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

11.         No Impairment. Except and to the extent as waived or consented to by the Holders in accordance with Section 7 hereof, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, deliberately avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under the Warrants by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holders against impairment.

12.         Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Ohio, without giving effect to the conflict of laws provisions thereof.

[signature page follows]

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Executed to be effective as of _____ __, 2013.

Citizens Independent Bancorp, Inc.

By:

Address:	188 West Main Street
Logan, Ohio 43138
Facsimile: (740) _________________________

Signature Page to Warrant to Purchase Common Shares Of Citizens Independent Bancorp, Inc.

NOTICE OF EXERCISE

TO: Citizens Independent Bancorp, Inc.

(1)         The undersigned hereby elects to purchase ________ common shares (the “Shares”) of Citizens Independent Bancorp, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price (as defined in the Warrant) in full in cash or by check, together with all applicable transfer taxes, if any.

(2)         Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

________________________

(Name)

________________________

________________________

(Address)

(Date)	(Signature)

(Print name)